Exhibit 10.45
2006 OPTION REPRICING AGREEMENT
Superior Industries International, Inc. (Company) and I, [NAME], may have entered into stock option agreements evidencing grants that were purported to have been made on the stated option grant date (Purported Grant Date) but that were actually granted on an earlier date (Actual Grant Date). By this Agreement, the Company and I are correcting option exercise price understatements that resulted from this mistake.
Section One: Options to Which This Agreement Applies
This Agreement applies to each outstanding stock option agreement the Company has entered into with me that has an Actual Grant Date that is earlier than its Purported Grant Date and that has an exercise (purchase) price below what its exercise (purchase) price should have been (Correct Exercise Price). Such options are referred to below as “Reissued Options.” However, notwithstanding anything herein to the contrary, Reissued Options do not include any stock options to the extent they vested prior to January 1, 2005. A Reissued Option’s Correct Exercise Price is the fair market value per share of stock subject to the option at the end trading on the Actual Grant Date (or the last preceding trading date if the Actual Grant Date was not a trading date), subject to post grant adjustment under the terms of the stock option plan under which the option was granted. The Company shall determine the Actual Grant Date, Purported Grant Date, and the Correct Exercise Price of each of my options. I promise never to challenge any such determination if made in good faith.
Section Two: Exercise Price of Reissued Options
The exercise (purchase) price per share under each of my Reissued Options shall be its Correct Exercise Price.
Section Three: Promise Not to Exercise Pending Company Determinations
I acknowledge that the Company has not yet determined which of my options are Reissued Options. I promise not to exercise any of my options until the Company makes that determination with respect to the option I am exercising. The Company promises to make such determinations as soon as practicable.
Section Four: No Admission of Wrongdoing
Neither the Company nor I are admitting that we or anyone else did anything wrong or inappropriate in initially granting me Reissued Options with exercise prices below their Correct Exercise Prices.
Section Five: Consideration for This Agreement
This is an enforceable agreement. The consideration I have given for it is agreeing to reduce the exercise price of each Reissued Option to the Correct Exercise Price. The consideration the Company has given is helping me to avoid tax penalties under Internal Revenue Code Section 409A by agreeing to the exercise price reduction. The Company has no obligation to pay me anything to compensate me for entering into this Agreement even though it reduces the value of my Reissued Options.
Section Six: Entire Agreement
This is the entire agreement between the Company and me as to the correction of exercise prices on my Reissued Options. Neither party has relied on any representations that are not in this Agreement. This Agreement can be amended only by a written agreement signed by the Company and me. This Agreement may be executed in counterparts, both of which, when executed, shall be deemed to be one and the same document.
SUPERIOR INDUSTRIES INTERNATIONAL, INC.

By:
Its:
[DATE]

Name: [NAME]
[DATE]